Exhibit 99.1

Upwork Announces Organizational Changes to Drive Continued Profitable Growth and Provides

Preliminary Third Quarter 2024 Results Above Financial Guidance

Approximately $60 million in annual cost savings advances Upwork toward 5-year profitability target

Company expects to exceed revenue and adjusted EBITDA guidance for third quarter 2024 results

SAN FRANCISCO, Calif. – October 23, 2024 – Upwork Inc. (Nasdaq: UPWK) (“Upwork” or the “Company”), the world’s work marketplace that connects businesses with independent talent across the globe, today announced a more streamlined organizational structure and operational changes to continue the Company’s profitable trajectory, increase efficiency, and accelerate innovation for its customers.

“We are making ourselves a more streamlined and efficient organization, continuing our successful focus on durable, profitable growth and delivering value for our customers and shareholders,” said Hayden Brown, president and CEO, Upwork. “This is a continuation of our ongoing strategy to invest in growth levers that are high-return and high-potential while demonstrating proactive cost discipline.”

“Over the past year and a half, we made significant strides in reaching our 5-year profitability target, achieving record-high 22% adjusted EBITDA margin1 in our preliminary results for the third quarter of 2024,” Brown added. “We are confident that these actions will further our rapid progress toward our profitability goals, fuel our outperformance of hiring and staffing industry peers, and strengthen our ability to win in a dynamic macro environment.”

As part of the announced actions, Upwork is:

•

Streamlining organizational structure to further reduce costs and accelerate decision-making that empowers teams to deliver better outcomes for customers. The announced changes reduce Upwork’s total workforce by 21% and are expected to generate approximately $60 million in annualized cost savings. The Company is flattening team structures and leveraging more automation and third-party services to simplify processes and operate more efficiently at scale.

•

Optimizing R&D spend, as previously indicated, on a portfolio of high-return and high-potential product investments, along with rebalancing product and engineering resources to enable teams to more effectively serve customer needs.

•

Sharpening Enterprise strategy, which remains a key pillar of the Company’s growth plans, by aligning clients with the right service offerings and driving a focus on profitability through lower cost to acquire and serve customers. This strategy leverages insights from successful pricing and packaging work underway for the past several quarters to introduce new client plans for both Marketplace and Enterprise that help high-value customers grow with Upwork. Ernesto Lamaina has been appointed as Upwork’s general manager of Enterprise and will lead the execution and expansion of this strategy. Lamaina has been at Upwork for more than a year and has deep experience building enterprise products and leading business units within traditional staffing providers. Lamaina previously served as CEO of Adia, a joint program between Adecco and Infosys, where he led the creation and commercialization of a tech-enabled staffing solution.

[1]

Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures and are presented for supplemental purposes only, and should not be considered in isolation or as substitutes for financial information presented in accordance with GAAP. An explanation of non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures can be found in the “Non-GAAP Financial Measures” section at the end of this press release.

Preliminary Third Quarter 2024 Financial and Operating Results

“We are pleased to announce preliminary results for the third quarter that exceed the top end of our guidance. These results demonstrate our commitment to execution on both top and bottom lines, driven by disciplined cost management and continuous improvement in operational efficiency,” said Erica Gessert, CFO, Upwork. “We remain relentlessly focused on executing our strategic plan, growing our highly profitable business, and increasing shareholder value.”

The announced actions are part of Upwork’s long-term strategy that the Company has been successfully executing over many quarters. Management’s focus on driving profitable growth has resulted in the following to date:

•	Industry-leading revenue growth: Upwork has reported consistently higher revenue growth than competitors and the broader staffing industry.[2]

•

Sustainable margin expansion: Upwork has delivered on margin expansion and continues the march toward its 5-year profitability target of 35% adjusted EBITDA margin. Upwork has aggressively expanded margins by 21 points in the span of seven quarters, from 1% in Q4 2022 to preliminary reported adjusted EBITDA margin of 22% in Q3 2024.

Today, Upwork provided the following select estimated preliminary financial and operating results for the third quarter of 2024:

	Preliminary Q3 2024 Results	Original Q3 2024 Guidance
GSV	$998 million	N/A

Revenue	$194 million	$179 million to $184 million

Net Income	$28 million	N/A

Adjusted EBITDA[1]	$43 million	$36 million to $39 million

[2]

In 2023, Upwork grew revenues +11% year-over-year compared to overall staffing industry revenue decline of (5)% year-over-year. In the first half of 2024, Upwork has grown revenues +17% year-over-year compared to overall staffing industry declines of (8)% year-over-year.

These unaudited preliminary results are based on management’s initial analysis of operations for the quarter ended September 30, 2024. As such, these preliminary financial and operating results are estimates and subject to the completion of the Company’s normal quarter-end closing and other review procedures and execution of the Company’s internal control over financial reporting for the quarter ended September 30, 2024. Accordingly, actual financial and operating results that will be reflected in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2024, including its condensed consolidated financial statements when they are completed and publicly disclosed, may differ materially from these preliminary results.

Third Quarter 2024 Financial Results Conference Call and Webcast

Upwork announced that it will report its full financial results for the third quarter of 2024 on Wednesday, November 6, 2024, after market close. The Company will host a Q&A conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on the same day.

A live webcast of the call will be available on the Upwork Investor Relations website at investors.upwork.com. An audio replay of the conference call will be available for one week following the call and will be archived via webcast on the Upwork Investor Relations website for approximately one year.

About Upwork

Upwork is the world’s work marketplace that connects businesses with independent talent from across the globe. We serve everyone from one-person startups to large, Fortune 100 enterprises with a powerful, trust-driven platform that enables companies and talent to work together in new ways that unlock their potential. Our talent community earned over $3.8 billion on Upwork in 2023 across more than 10,000 skills in categories including website & app development, creative & design, data science & analytics, customer support, finance & accounting, consulting, and operations. Learn more at upwork.com and join us on LinkedIn, Facebook, Instagram, TikTok and X.

SAFE HARBOR

This press release of Upwork contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include all statements other than statements of historical fact, including any statements regarding our estimated preliminary financial and operating results for the third quarter 2024, future operating results and financial position, information or predictions concerning the future of our business or strategy, anticipated events and trends, potential growth or growth prospects, competitive position, technological and market trends, the expected impact of cost-saving initiatives, and other future conditions.

We have based these forward-looking statements largely on our current expectations and projections as of the date hereof about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. As such, they are subject to inherent uncertainties, known and unknown risks, and changes in circumstances that are difficult to predict and in many cases outside our control, and you should not rely on such forward-looking statements as predictions of future events. We make no representation that the projected results will be achieved or that future events and circumstances will occur, and actual results may differ materially and adversely from our expectations. The forward-looking statements are made as of the date hereof, and we do not undertake, and expressly disclaim, any obligation to update or revise any forward-looking statements, to conform these statements to actual results, or to make changes in our expectations, except as required by law. Additional information regarding the risks and uncertainties that could cause actual results to differ materially from our expectations is included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on August 7, 2024, and in our other SEC filings, which are available on our Investor Relations website at investors.upwork.com and on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

To supplement our financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release, including adjusted EBITDA and adjusted EBITDA margin.

We define adjusted EBITDA as net income adjusted for stock-based compensation expense; depreciation and amortization; other income (expense), net, which includes interest expense; income tax benefit (provision); and, if applicable, certain other gains, losses, benefits, or charges that are non-cash or are significant and the result of isolated events or transactions that have not occurred frequently in the past and are not expected to occur regularly in the future.

We use non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These non-GAAP financial measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of our core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to certain items that can vary substantially from company to company.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. In particular, (1) adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. In addition, the non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, including companies in our industry, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from the non-GAAP financial measures that we present. Reconciliations of the non-GAAP financial measures presented in this press release to their most directly comparable GAAP financial measures have been provided below, and investors are encouraged to review the reconciliations and not rely on any single financial measure to evaluate our business.

UPWORK INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in thousands, except for percentages)

(preliminary)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$27,758	$16,337	$68,420	$29,513
Add back (deduct):
Stock-based compensation expense	18,578	17,811	54,758	56,148
Depreciation and amortization	3,668	1,763	10,443	5,641
Other income, net[3]	(8,091)	(5,766)	(20,433)	(52,748)
Income tax provision	1,126	895	3,636	3,547
Other[4]	188	188	563	563

Adjusted EBITDA	$43,227	$31,228	$117,387	$42,664

Profit margin	14%	9%	12%	6%
Adjusted EBITDA margin	22%	18%	20%	8%

[3]

During the nine months ended September 30, 2023, we recognized a gain of $38.9 million on the early extinguishment of a portion of our 0.25% convertible senior notes due 2026, which is included in other income, net.

[4]	During the three and nine months ended September 30, 2024 and 2023, we incurred $0.2 million and $0.6 million, respectively, of expenses related to our Tides Foundation warrant.

Contacts:

Media:

Rachel Durfee, VP of Communications

press@upwork.com

Investors:

Samuel Meehan, VP of Investor Relations

investor@upwork.com